Filed Pursuant To Rule 433

Registration No. 333-209926

March 23, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

February 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	79,601,184	2,639,420	1,069,615	1,569,805	6,296,871	17,523,650
XLF	Financial Select Sector SPDR Fund	63,539,868	274,799	139,346	135,453	1,929,437	3,703,024
XLE	Energy Select Sector SPDR Fund	16,442,832	69,889	31,668	38,221	524,638	676,389
XLU	Utilities Select Sector SPDR Fund	15,697,403	51,361	19,749	31,612	206,061	493,667
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	15,343,216	151,840	46,985	104,855	852,848	1,240,495
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	13,179,582	1,177	246	931	6,387	54,756
XLP	Consumer Staples Select Sector SPDR Fund	11,084,457	11,251	5,009	6,242	74,820	280,044
XLI	Industrial Select Sector SPDR Fund	10,729,633	22,605	6,363	16,242	119,434	373,480
XLV	Health Care Select Sector SPDR Fund	9,418,798	38,559	28,133	10,426	310,141	278,272
GLD®	SPDR Gold Shares	7,877,347	150,244	89,826	60,418	2,796,508	873,709
XLK	Technology Select Sector SPDR Fund	7,583,770	13,195	5,585	7,610	69,550	306,655
XRT	SPDR S&P Retail ETF	7,206,310	29,730	11,968	17,762	208,217	170,882
KRE	SPDR S&P Regional Banking ETF	6,992,142	20,085	7,458	12,627	109,208	252,201
XLB	Materials Select Sector SPDR Fund	4,836,721	6,612	2,549	4,063	91,879	142,536
XME	SPDR S&P Metals & Mining ETF	4,546,826	10,172	3,617	6,555	57,681	125,562
XBI	SPDR S&P Biotech ETF	4,482,371	24,608	10,607	14,001	144,651	378,317
XLY	Consumer Discretionary Select Sector SPDR Fund	3,853,185	8,126	3,867	4,259	47,865	204,304
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,609,324	42,814	22,180	20,634	249,206	317,180
FEZ	SPDR EURO STOXX 50 ETF	2,556,802	27,042	21,364	5,678	509,925	228,667
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,397,967	21	20	1	284	70
XLRE	Real Estate Select Sector SPDR Fund	2,355,052	1,344	47	1,297	1,823	7,834
KBE	SPDR S&P Bank ETF	2,321,792	2,098	556	1,542	16,498	40,964
XHB	SPDR S&P Homebuilders ETF	1,770,465	1,377	794	583	25,965	48,154
MDY	SPDR S&P MidCap 400 ETF Trust	1,247,343	1,083	831	252	26,457	45,654
XES	SPDR S&P Oil & Gas Equipment & Services ETF	828,419	773	39	734	2,450	8,711
RWX	SPDR Dow Jones International Real Estate ETF	755,947	3	2	1	45	38
SDY	SPDR S&P Dividend ETF	660,031	125	115	10	4,327	1,655

Source: Bloomberg as of 03/31/2017.

STATE STREET GLOBAL ADVISORS
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	578,194	5	2	3	365	335
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	576,557	52	2	50	109	1,762
RWO	SPDR Dow Jones Global Real Estate ETF	429,846	2	2	—	36	3
RWR	SPDR Dow Jones REIT ETF	370,035	23	18	5	365	84
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	366,190	—	—	—	99	2
DWX	SPDR S&P International Dividend ETF	193,731	6	4	2	47	41
XPH	SPDR S&P Pharmaceuticals ETF	189,312	23	16	7	987	385
XAR	SPDR S&P Aerospace & Defense ETF	172,580	14	10	4	299	71
GNR	SPDR S&P Global Natural Resources ETF	145,813	3	1	2	10	29
XSD	SPDR S&P Semiconductor ETF	126,293	5	2	3	82	120
KIE	SPDR S&P Insurance ETF	120,980	30	4	26	131	205
GWX	SPDR S&P International Small Cap ETF	109,470	—	—	—	1	—
GXC	SPDR S&P China ETF	98,670	4	3	1	46	201
EDIV	SPDR S&P Emerging Markets Dividend ETF	78,443	—	—	—	3	—
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	77,805	6	2	4	56	379
EWX	SPDR S&P Emerging Markets SmallCap ETF	66,162	1	—	1	108	24
KCE	SPDR S&P Capital Markets ETF	22,089	2	1	1	69	40
GMF	SPDR S&P Emerging Asia Pacific ETF	19,102	2	1	1	—	4
GUR	SPDR S&P Emerging Europe ETF	11,862	1	—	1	—	3

Source: Bloomberg as of 03/31/2017.

State Street Global Advisors

2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is not affiliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
State Street Global Advisors
© 2017 State Street Corporation. All Rights Reserved.
ID9073-IBG-23196 0317 Exp. Date: 03/31/2018 SPD001285

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.